Exhibit 99.1

CONTACT:	W. John Fuller
For LNB Bancorp, Inc.
216.978.7643
LNB BANCORP, INC. AND SHAREHOLDER GROUP
ANNOUNCE SETTLEMENT AGREEMENT
LORAIN, Ohio, and MENTOR, Ohio, April 22, 2008 — LNB Bancorp, Inc. (NASDAQ: LNBB), AMG Investments, LLC and the committee of shareholders comprised of Richard M. Osborne and Steven A. Calabrese announced today that they have entered into an agreement to settle the contested election of directors and related proposals at LNB’s upcoming 2008 Annual Meeting of Shareholders.
Under the terms of the agreement, the committee agreed to withdraw its proposals for consideration at LNB’s 2008 annual meeting, dismiss all of their claims in the pending lawsuit against LNB, and to comply with certain “standstill” restrictions with respect to LNB for a period of 18 months. LNB agreed to expand its board of directors to 15 members from 13 and the board of directors approved the addition of the committee’s designees, Daniel G. Merkel, a former regional president of Republic Bancorp, Inc., and Thomas P. Perciak, the former chief executive officer of Emerald Financial Corp., the parent company of Strongsville Savings Bank, and the current mayor of Strongsville, Ohio, to the board, effective immediately.
James R. Herrick, chairman of the board of LNB, and Daniel E. Klimas, president and chief executive officer of LNB, jointly stated: “We are pleased to have reached this agreement with Mr. Osborne and Mr. Calabrese. By working together, we can better focus our resources on our strategy for growth and expansion of LNB for the future. We welcome Mr. Perciak and Mr. Merkel to the board of directors, and look forward to working with them to build shareholder value. We also sincerely appreciate the patience and understanding of our shareholders throughout this process.”
Mr. Osborne said, “We believe this settlement is in the best interest of all shareholders, and we look forward to working with management and the board of directors of LNB to enhance shareholder value. We believe that the extensive banking experience of Mr. Merkel and Mr. Perciak will add significant value to the LNB board and are pleased that they have accepted these new roles.”
About LNB Bancorp, Inc.
LNB Bancorp, Inc. is a $1.1 billion financial holding company. Its major subsidiary, The Lorain National Bank, is a full-service commercial bank, specializing in commercial, personal banking services, residential mortgage lending and investment and trust services. The Lorain National Bank and Morgan Bank serve customers through 21 retail-banking locations and 29 ATMs in Lorain, eastern Erie, western Cuyahoga and Summit counties. North Coast Community Development Corporation is a wholly owned subsidiary of The Lorain National Bank. Brokerage services are provided by the bank through an agreement with Investment Centers of America. For more information about LNB Bancorp, Inc., and its related products and services or to view its filings with the Securities and Exchange Commission, visit us at http://www.4lnb.com.
This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Terms such as “will,” “should,” “plan,” “intend,” “expect,” “continue,” “believe,” “anticipate” and “seek,” as well as similar expressions, are forward-looking in nature. Actual results and events may differ materially from those expressed or anticipated as a result of risks and uncertainties which include fluctuations in interest rates, inflation, government regulations, and economic conditions and competition in the geographic and business areas in which LNB Bancorp, Inc. conducts its operations, as well as the risks and uncertainties described from time to time in LNB Bancorp’s reports as filed with the Securities and Exchange Commission. We undertake no obligation to review or update any forward-looking statements, whether as a result of new information, future events or otherwise.
Additional Information Concerning Proxy Materials
LNB will file a new proxy statement in connection with its 2008 annual meeting of shareholders. LNB shareholders are strongly advised to read the new proxy statement and the accompanying proxy card when they become available, as they will contain important information. The definitive proxy statement will be mailed to LNB’s shareholders. Investors and security holders will be able to obtain the definitive proxy statement and any other relevant documents filed with the SEC free of charge at the SEC’s website, www.sec.gov, or LNB’s website, www.4lnb.com. LNB and its directors, director nominees and executive officers may be deemed to be participants in the solicitation of proxies for LNB’s 2008 annual meeting, and information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with the SEC when they become available.